Exhibit 10.94

US AIRWAYS GROUP, INC.

2012 Long Term Incentive Performance Program

(Established Effective January 18, 2012)

SECTION I. PURPOSE

The purpose of the US Airways Group, Inc. 2012 Long Term Incentive Performance Program (the “Program”) is to

•	Focus management efforts on the creation of long-term stockholder value, and

•	Encourage strategic decision-making by providing rewards for the long-term achievement of Company goals.

The Program sets forth the terms and conditions for cash Performance Awards to be paid to eligible officers for the Performance Cycle (as defined below) commencing January 1, 2012, and ending December 31, 2014 under the US Airways Group, Inc. 2011 Incentive Award Plan (the “Plan”). Capitalized terms not defined herein have the meanings as set forth in the Plan.

SECTION II. ELIGIBILITY CRITERIA

Eligible Individuals who are officers of US Airways Group, Inc. (the “Company”) or an Affiliate whose responsibilities have a direct and significant impact on Company results are eligible to participate in the Program. The Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) will, at its sole discretion, select individual officers to participate in the Program (each a “Participant”). Participation in one Performance Cycle (as such term is defined in Section IV below) under the Program does not assure participation in any other Performance Cycle.

A person who is hired by the Company (or an Affiliate) as an eligible officer or promoted to eligible officer status (whether from a non-eligible status or another eligible officer status), in either case after the commencement of a Performance Cycle shall participate in Performance Cycles on such basis, if any, as the Committee may provide.

SECTION III. AWARD LEVELS

Participants have the opportunity to earn cash Awards under the Program based on the achievement of long-term Company performance and, with certain exceptions set forth in Section V below, continued active service with the Company (or an Affiliate) in an eligible position through the date of payment of the cash Award. Threshold, target, and maximum Award levels are set forth below. All Award levels are expressed as a percentage of a Participant’s base salary, as in effect on the date of payment of the cash Award.

AWARD LEVELS EXPRESSED AS

PERCENTAGES OF BASE SALARY

Officer Level	Threshold	Target	Maximum
CEO	54%	125%	200%
President	49%	115%	200%
EVP	43%	100%	175%
SVP	30%	70%	140%
VP	20%	45%	90%

Performance below the threshold level for any Performance Cycle (as such term is defined in Section IV) will result in no cash Award. The maximum Award for any Performance Cycle is two times the target Award, subject to further limitations contained in the Plan.

SECTION IV. AWARD CALCULATION

Awards are calculated based on Total Stockholder Return (“TSR”) of the Company over the Performance Cycle (as such term is defined in this section) relative to the TSRs of a pre-defined competitive peer group. TSR, for purposes of this Program, is the rate of return, including both the price appreciation of the Company’s Common Stock or a competitive peer company’s common stock and the reinvestment of any dividends declared on such common stock, over the relevant Performance Cycle. In order to smooth out market fluctuations, the average daily closing price (adjusted for splits and dividends) for the common stock of the Company and of the companies in the pre-defined competitive peer group for the three months prior to the first and last days of the Performance Cycle will be used to determine TSR. Daily closing price of a share of common stock is the stock price at the close of trading (4:00 p.m. Eastern Time) of the national exchange (New York Stock Exchange, the Nasdaq Stock Market or the American Stock Exchange) on which such stock is traded.

A)	Performance Cycles

A performance cycle, over which TSR is measured, is the three-year period beginning January 1 of a given year and ending December 31 of the second following year (each a “Performance Cycle”). The Committee, in its sole discretion, may authorize Performance Cycles, and it is anticipated, although not assured, that a three-year Performance Cycle will begin each January 1.

All officers of the Company (or an Affiliate) otherwise eligible to participate in the Program will be eligible to participate in the Performance Cycle commencing January 1, 2012, and ending December 31, 2014.

B)	Peer Group and Award Payout Percentages

The competitive peer group consists of the following nine companies: Alaska Air Group, Inc., AMR Corporation (the parent company of American Airlines), Delta Air Lines, Inc., Hawaiian Holdings, Inc. (the parent company of Hawaiian Airlines), JetBlue Airways Corporation, Republic Airways Holdings Inc., Spirit Airlines, Inc., Southwest Airlines Co. and UAL Corporation (the parent company of United Airlines and Continental Airlines). Such competitive peer group is subject to modification, in the Committee’s sole discretion, to take account of unforeseen events such as mergers, dispositions, bankruptcies and other significant business changes.

Award payout percentages will be based on the TSR of the Company relative to the TSRs of competitive peer group companies, as follows:

Company TSR Relative Rank	Payout as a % of Base Salary
	VP	SVP	EVP	President	CEO
1-2 of 10	90%	140%	175%	200%	200%	(Maximum)
3 of 10	75%	117%	150%	172%	175%
4 of 10	60%	93%	125%	143%	150%
5 of 10	45%	70%	100%	115%	125%	(Target)
6 of 10	33%	50%	72%	82%	90%
7 of 10	20%	30%	43%	49%	54%	(Threshold)
8-10 of 10	0%	0%	0%	0%	0%

SECTION V. AWARD PAYMENT TIMING, EARLY PAYMENT AND SEPARATION

If the TSR of the Company is at or above the threshold for a Performance Cycle, Awards will be paid in cash within sixty (60) days following the end of the Performance Cycle. For example, Awards for the Performance Cycle that runs from January 1, 2012, through December 31, 2014 will be paid no later than March 1, 2015. To receive an Award, a Participant must be in continuous active employment with the Company (or an Affiliate) through the date of payment of the Award, unless otherwise prohibited by law. Payments will be subject to all required federal, state, and local tax withholding.

In the event a Participant separates from service with the Company (and all Affiliates) on account of retirement (as defined below), disability (as defined below) or death, the Company shall pay to the Participant (or the Participant’s estate in the case of death), at the same time as Awards (if any) are paid to other Participants for the same Performance Cycle, the Award that the Participant would have earned and received (if any) with respect to solely the Performance Cycle that ends in the calendar year in which such separation from service occurs, had the Participant’s service continued until the Award payment date for such Performance Cycle. For purposes of the foregoing, “retirement” shall mean the Participant’s separation from service with the Company (and all Affiliates) after attainment of age fifty-five (55) and completion of ten (10) years of service with the Company (or any Affiliate). For purposes of the foregoing, “disability”

shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code. Awards for any other Performance Cycles will not be earned or paid, unless otherwise required by law.

If the Participant separates from service with the Company (and all Affiliates) for any reason other than retirement, disability or death (whether such separation is voluntary or involuntary), no Awards will be earned or paid under the Program with respect to any Performance Cycles, unless otherwise required by law.

SECTION VI. PROGRAM ADMINISTRATION

The Program will be administered by the Committee in accordance with the Plan and in a manner that satisfies the requirements of Section 162(m) of the Internal Revenue Code for qualified “performance-based” compensation.

Awards generally are calculated and distributed as provided in Sections IV and V above; provided, however, that no Award payments will be made unless the Committee certifies in writing (a) the relative TSR ranking of the Company, (b) that all other material terms of the Program have been satisfied and (c) that payments to each Participant in stated amounts are appropriate under the Program.

SECTION VII. ABSENCE OF PROGRAM FUNDING; NO EQUITY INTEREST

Benefits under the Program shall be paid from the general funds of the Company (or the Affiliate), and a Participant (or the Participant’s estate in the event of death) shall be no more than an unsecured general creditor of the Company (or the Affiliate) with no special or prior right to any assets of the Company (or the Affiliate).

Nothing contained in the Program shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company or any Affiliate. It is not intended that a Participant’s interest in the Program shall constitute a security or equity interest within the meaning of any state or federal securities laws.

SECTION VIII. NO TRANSFERABILITY

A Participant shall not have any right to transfer, sell, alienate, assign, pledge, mortgage, collateralize or otherwise encumber any of the payments provided by this Program.

SECTION IX. NO EMPLOYMENT RIGHTS

This Program is not intended to be a contract of employment. Both the Participant and the Company and all Affiliates have the right to end their employment or other service relationship with or without cause or notice.

SECTION X. INTERPRETATION, AMENDMENT AND TERMINATION

The Committee shall have the power to interpret all provisions of the Program, which interpretations shall be final and binding on all persons. The provisions of this document shall supersede all provisions of any and all such prior documents relating to the Program and its subject matter. However, if the provisions of this document conflict with any provision of the Plan, the provisions set forth in the Plan shall govern in all cases. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Program, without regard to such state’s conflict of laws rules.

Notwithstanding anything herein to the contrary, if the Participant is a “specified employee” on the date of the Participant’s “separation from service,” as defined in the Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”)) shall be delayed in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to the Participant in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service, or (ii) the Participant’s death. To the greatest extent permitted under Section 409A, any separate payment or benefit under the Program will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

The Committee reserves the right to amend or terminate the Program at any time, with or without prior notice; provided, however, that all amendments to the Program shall preserve the qualification of Awards under the Program as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Notwithstanding the foregoing, (a) except as provided in Section IV with respect to the calculation of TSR and in the following clause (b), the Committee may not amend the Program in a way that would materially impair the rights of a Participant with respect to a Performance Cycle that already has begun at the time of such amendment, except to the extent necessary to preserve the qualification of Awards as “performance-based” compensation under Section 162(m) of the Internal Revenue Code or unless such Participant has consented in writing to such amendment; and (b) in the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Company, whether similar or dissimilar (each a “Force Majeure Event”), which Force Majeure Event affects the Company or its Affiliates, the Committee, in its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any Awards due currently or in the future under the Program, including, but not limited to, any Awards that have accrued to the benefit of Participants but have not yet been paid, subject to Section 409A and the regulations and guidance promulgated thereunder.